As Filed with the Securities and Exchange Commission on March 21, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
BAKERS FOOTWEAR GROUP, INC.
(Exact name of registrant as specified in its charter)

MISSOURI (State or other jurisdiction of incorporation or organization)	43-0577980 (I.R.S. Employer Identification No.)
2815 Scott Avenue
St. Louis, Missouri 63103
(Address, including zip code, of registrant’s principal executive offices)
Bakers Footwear Group, Inc. 2003 Stock Option Plan
(Full title of the Plan)
Peter A. Edison
Bakers Footwear Group, Inc.
2815 Scott Avenue
St. Louis, Missouri 63103
(314) 621-0699
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies of all correspondence to:
William L. Cole, Esq.
Bradley L. Wideman, Esq.
Bryan Cave LLP
211 North Broadway, Suite 3600
St. Louis, Missouri 63102-2750
Tel (314) 259-2000, Fax (314) 259-2020
CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount	Proposed Maximum	Proposed Maximum	Amount of
of Securities to be	to be	Offering Price	Aggregate	Registration
Registered	Registered	Per Unit (1)	Offering Price(1)	Fee
Common Stock, par value $0.0001 per share	500,000 shares (2)	$10.5049	$5,252,458	$161.25

(1)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee as follows: (i) $10.39 per share in the case of options to purchase up to 103,740 shares of the Registrant’s common stock that were granted on March 15, 2007 at an exercise price of $10.39 per share, and (ii) in the case of the remaining 396,260 shares of Common Stock underlying options that have not yet been granted, and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Registrant’s Common Stock as reported by The Nasdaq Stock Market on March 15, 2007, which was $10.535.

(2)	In addition, pursuant to Rule 416 under the Securities Act of 1933, an additional indeterminate number of shares of Common Stock issuable pursuant to the anti-dilution provisions of the Bakers Footwear Group, Inc. 2003 Stock Option Plan, as amended, are being registered.

EXPLANATORY NOTE
     This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on this form relating to the same employee benefit plan is effective. Consequently, pursuant to General Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 filed by Bakers Footwear Group, Inc., Registration No. 333-118339, are incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”), and the Note to the instructions to Part I of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information.
     Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Note to the instructions to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Bakers Footwear Group, Inc. (“Registrant”) pursuant to the Securities Exchange Act of 1934 (the “1934 Act”) (File No. 000-50563) are incorporated by reference into this Registration Statement:
•	The Registrant’s Annual Report on Form 10-K which contains audited financial statements for the fiscal year ended January 28, 2006.

•	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 29, 2006, July 29, 2006 and October 28, 2006.

•	The Registrant’s Current Reports on Form 8-K filed with the SEC on March 22, 2006, April 5, 2006, April 26, 2006, June 7, 2006, September 7, 2006 and March 21, 2007 (other than the portions of those reports set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the SEC).

•	The description of the Registrant’s Common Stock, which is contained in the Registration Statement on Form 8-A (File No. 000-50563), dated and filed on January 30, 2004 pursuant to Section 12 of the 1934 Act, including any amendments or reports filed for purposes of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), prior to filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
Item 4. Description of Securities.
     Not applicable. All Securities to be offered are registered under Section 12 of the 1934 Act.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Registrant is a Missouri corporation. Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri (“GBCL”) provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.
     The Registrant’s restated bylaws generally provide that the corporation shall indemnify each person (other than a party plaintiff suing on his or her own behalf or in the right of the corporation) who at any time is serving or has served as a director of the corporation against any claim, liability or expense incurred as a result of such service (or as a result of any other service on behalf of or at the request of the corporation) to the maximum extent permitted by law. This indemnification includes, but is not limited to, indemnification of any such person (other than a party plaintiff suing on his or her behalf or in the right of the corporation), who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (including, but not limited to, an action by or in the right of the corporation) by reason of such service against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.
     The Registrant’s restated bylaws further generally provide that the corporation may indemnify any person (other than a party plaintiff suing on his or her own behalf or in the right of the corporation) who at any time is serving or has served as an officer, employee or agent of the corporation against any claim, liability or expense incurred as a result of such service (or as a result of any other service on behalf of or at the request of the corporation) to the maximum extent permitted by law or to such lesser extent as the corporation, in its discretion, may deem appropriate. Without limiting the generality of the foregoing, the corporation may indemnify any such person (other than a party plaintiff suing on his or her own behalf or in the right of the corporation), who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (including, but not limited to, an action by or in the right of the corporation) by reason of such service, against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

     Section 351.355(3) of the GBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or the bylaws, to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred in connection with such action, suit or proceeding. The Registrant’s restated bylaws provide that such indemnification shall be mandatory.
     Section 351.355(5) of the GBCL provides that, expenses incurred in defending any civil, criminal, administrative or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in that section. The Registrant’s restated bylaws provide that expenses incurred by a director, officer or employee of the Registrant in defending a pending or threatened civil or criminal action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, and expenses incurred by a person who is or was an agent of the Registrant in defending such a pending or threatened action may be paid by the Registrant in advance of the final disposition of such action as authorized by the Board of Directors, in either case upon receipt of an undertaking by or on behalf of such person to repay such amount, without interest, if it shall ultimately be finally determined that he or she is not entitled to be indemnified by the Registrant pursuant to the restated articles.
     Section 351.355(7) of the GBCL provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.
     The Registrant’s restated articles of incorporation and restated bylaws provide that the liability of the Registrant’s directors to the Registrant or to any of its shareholders for monetary damages for breach of fiduciary duties as a director shall be limited to the fullest extent permitted by the GBCL. Any change to the Registrant’s articles of incorporation affecting this limitation on liability shall not apply to actions taken or omissions made prior to such change.
     In addition, the Registrant expects to enter into indemnification contracts with its directors. Pursuant to those agreements, the Registrant expects to agree to indemnify the directors to the full extent authorized or permitted by the GBCL. The Registrant expects the agreements to provide for the advancement of expenses of defending any civil or criminal action, claim, suit or proceeding against the director and for repayment of such expenses by the director if it is ultimately judicially determined that the director is not entitled to such indemnification.
     Section of 351.355(8) of the GBCL provides that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of that section. That section also provides that in the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.
     The Registrant also has directors’ and officers’ insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of the restated articles of incorporation.
     The foregoing represents a summary of the general effect of the indemnification provisions of the GBCL, the restated articles of incorporation, the restated bylaws and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the GBCL, the restated articles of incorporation, the restated bylaws and any pertinent agreements.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Reference is made to the Exhibit index.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the

Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on March 21, 2007.

BAKERS FOOTWEAR GROUP, INC.
By:	/s/ Peter A. Edison
Peter A. Edison
Chairman of the Board and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by or on behalf of the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Peter A. Edison Peter A. Edison	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	March 21, 2007

/s/ Lawrence L. Spanley* Lawrence L. Spanley	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	March 21, 2007

/s/ Andrew N. Baur* Andrew N. Baur	Director	March 21, 2007

/s/ Michele A. Bergerac* Michele A. Bergerac	Director	March 21, 2007

/s/ Timothy F. Finley* Timothy F. Finley	Director	March 21, 2007

/s/ Harry E. Rich* Harry E. Rich	Director	March 21, 2007

/s/ Scott C. Schnuck* Scott C. Schnuck	Director	March 21, 2007

*By:	/s/ Peter A. Edison
Peter A. Edison, Attorney-in-fact
pursuant to power of attorney

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed on April 2, 2004 (File No. 000-50563)).

3.2	Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed on April 2, 2004 (File No. 000-50563)).

4.1	Debenture Purchase Agreement dated April 4, 2002 by and among the Company and the persons on the attached signature pages (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (File No. 333-86332), filed April 16, 2002).

4.1.1	Convertible Debenture Exchange Agreement dated January 2, 2004 by and among the Company, Special Situations Private Equity Fund, L.P., Special Situations Cayman Fund, L.P., Special Situations Fund III, L.P., Julian Edison, The Crown Advisors, LLC, Crown Investment Partners, L.P. and SWB Holdings, Inc. (incorporated by reference to Exhibit 4.1.1 of Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-86332), filed January 8, 2004).

4.1.2	Form of Subordinated Convertible Debenture dated January 2004 (incorporated by reference to Exhibit A of Exhibit 4.1.1 of Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-86332), filed January 8, 2004).

4.2.1	Second Registration Rights Agreement dated January 2, 2004 by and among the Company and the selling shareholders named therein (incorporated by reference to Exhibit 4.2.1 of Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-86332), filed January 8, 2004).

4.2.2	Letter to Ryan Beck & Co., Inc. and BB&T Capital Markets, as representatives of the underwriters, relating to restrictions on transferability of common stock underlying convertible debentures, executed by all holders of subordinated convertible debentures (incorporated by reference to Exhibit 4.2.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed on April 2, 2004 (File No. 000-50563)).

4.3	Representatives’ Warrant Agreement, dated February 10, 2004 by and among the Company, Ryan Beck & Co., Inc. and BB&T Capital Markets, a Division of Scott & Stringfellow, Inc. (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed on April 2, 2004 (File No. 000-50563)).

4.4	Amended and Restated Intercreditor and Subordination Agreement dated January 2, 2004 by and among Fleet Retail Group Inc. (f/k/a Fleet Retail Finance, Inc.), the selling shareholders named therein and the Company (incorporated by reference to Exhibit 4.4 of Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-86332), filed January 8, 2004).

4.5	Letter to Ryan Beck & Co., Inc. and BB&T Capital Markets, as representatives of the underwriters, relating to restrictions on transferability of common stock, executed by all directors, officers and shareholders prior to the initial public offering (incorporated by reference to Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed on April 2, 2004 (File No. 000-50563)).

4.6	Form of common stock certificate (incorporated by reference to Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed on April 2, 2004 (File No. 000-50563)).

4.7	Warrants issued by the Company to representatives of the underwriters, or their designees (incorporated by reference to Exhibit 4.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed on April 2, 2004 (File No. 000-50563)).

4.8	Purchase Agreement dated March 31, 2005 by and among the Company and the Investors named therein (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 000-50563), filed on April 13, 2005).

4.9	Registration Rights Agreement dated April 8, 2005 by and among the Company, the Investors named therein and Ryan Beck & Co., Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 000-50563), filed on April 13, 2005).

4.10	Form of Warrants issued by the Company to the Investors on April 8, 2005 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K (File No. 000-50563), filed on April 13, 2005).

4.11	Form of Warrants issued by the Company to Ryan Beck & Co., Inc. or its designees on April 8, 2005 (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K (File No. 000-50563), filed on April 13, 2005).

4.12	Form of Lock-Up Letter Agreement relating to the transferability of common stock, executed by Bernard Edison and Peter A. Edison in April 2005 (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K (File No. 000-50563), filed on April 13, 2005).

5.1	Opinion of Bryan Cave LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

99.1	Bakers Footwear Group, Inc. 2003 Stock Option Plan (incorporated by reference to exhibit 10.3 of the Company’s Current Report on Form 8-K filed on March 21, 2007).

99.2	Form of Nonqualified Option Award Agreement under Bakers Footwear Group, Inc. 2003 Stock Option Plan. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 21, 2007).